Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of TOYO Co., Ltd on Form F-1 of our report dated December 4, 2024, with respect to our audits of the financial statements of Blue World Acquisition Corporation as of June 30, 2024 and 2023 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

December 4, 2024

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